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Exhibit 10.01

                             ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT ("Agreement") is hereby entered into and made effective this 15th day of December 2000, by and between DIATECT INTERNATIONAL CORPORATION ("Diatect"), a California corporation, and INTERNATIONAL TECHNOLOGIES AND MINERALS, INC., a Utah corporation ("ITM").

                                    RECITALS

A. Diatect is a public corporation trading under the symbol DTCT, with its principal place of business located at 1134 North Orchard, Suite 206, Boise, Idaho 83706. Diatect is engaged in the business of natural resource products development, manufacturing, sales and marketing, including, but not limited to, insecticide products approved by the U.S. Environmental Protection Agency ("EPA");

B. ITM is a privately held Utah corporation with its principal place of business located at 5505 South 9th East, Suite 220, Salt Lake City, Utah 84117. ITM is primarily engaged in natural resources development, including, but not limited to, mining, refining, manufacturing, sales and marketing of natural resource products.

C. Diatect and ITM desire to combine and expand their respective businesses by and through certain business combinations, investments and acquisitions as set forth hereinbelow and whereby Diatect will be funded by approximately $2,500,000 of private placement investment by certain designated shareholders of ITM and whereby, following mutual asset evaluation, ITM will be acquired by Diatect and become a wholly-owned subsidiary of Diatect. The transaction is contemplated as a two-step process: the purchase of Diatect stock to be followed by the acquisition of ITM by Diatect.

NOW, THEREFORE, in consideration of the foregoing recitals and of the terms, conditions and warranties hereinafter contained, the parties hereto agree as follows:

1. FINAL AGREEMENT AND FURTHER DOCUMENTATION. This agreement is final and effective and the parties will act thereon, subject to the approval and ratification of the board of directors of each party. The parties intend to further document this agreement and to make express in writing further detail of this agreement in order to meet corporate and regulatory requirements necessary to perfect the intent of the parties hereto.

2. STOCK PURCHASE. For the hereinafter described consideration to be provided by certain stockholders of ITM (said stockholders to be designated in writing by ITM at the execution of this Agreement), Diatect shall issue and deliver at closing restricted common stock of Diatect in specific amounts to certain said ITM stockholders as designated by ITM. The aggregate amount of said stock to be issued and delivered to said designated ITM stockholders shall be six million (6,000,000) shares. Said stock shall be issued and delivered at closing subject to the following conditions:

  (a) The parties hereto understand that said stock has not been registered under the Securities Act of 1933, as amended ("Securities Act"), but is being acquired by reason of a specific exemption under Section 4(2) of the Securities Act allowing private placements of stock as well as under certain state statutes for transactions by an issuer not involving any public offering.

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(b) At closing, each of said designated ITM stockholders who are purchasers of said Diatect stock will be required to sign the following documents related to their acquisition of said Diatect stock:

(i) A subscription agreement;
(ii) A suitability letter;
(iii) An investment letter.

Forms of these documents have been provided to ITM.

(c) The parties hereto understand and represent that said stock is not being acquired by said designated ITM shareholders for resale, but rather as an investment, and that said stock are "restricted securities" within the meaning of Rule 144 promulgated pursuant to the Securities Act.

3. CONSIDERATION FOR PURCHASE OF STOCK. In consideration for the purchase by and issuance to said designated ITM shareholders of Diatect restricted common stock, the following assets will be delivered to Diatect at the following times:

(a) Twenty-five thousand dollars ($25,000 US) upon the execution of this Agreement;

(b) A corporate bond issued to Diatect by Quantum Trust, of Phoenix, Arizona, having a face value of five million dollars ($5,000,000 US) shall be delivered to Diatect at closing, which bond shall be capable of immediately collateralizing a commercial business loan in the amount of [approximately] two million five hundred thousand dollars ($2,500,000 US) with a national bank, insurance company or other financial institution acceptable to Diatect.

4. PERFORMANCE PRIOR TO CLOSING.

(a) ITM shall show the original corporate bond to an officer of Diatect and provide him with a copy.

(b) On behalf of said designated stockholders of ITM, ITM shall arrange for financing Diatect against said bond as above provided and arrange for verification of same by an officer of Diatect. If said financing is acceptable to Diatect, then ITM shall assist Diatect in obtaining a written commitment for said financing from the subject financial institution.

(c) ITM shall provide Diatect with the names, addresses, social security numbers of said designated ITM stockholders and further designate the number of shares to be issued to each said shareholder.

(d) Upon receipt of the information regarding the designated ITM shareholders, Diatect shall deliver to ITM for distribution to said designated ITM shareholders the required subscription agreements, suitability letters, and investment letters for execution by said designated shareholders; and shall cause the subject Diatect stock to be issued and Diatect will then advise ITM that said stock has been issued and is ready for delivery at closing.

(e) Prior to closing, ITM shall gather the required subscription agreements, suitability letters, and investment letters from said designated stockholders and deliver said documents to Diatect for review and acceptance by Diatect pending closing.

(f) Upon the execution of this Agreement, Diatect shall deliver to ITM a certificate of resolution of the Diatect Board of Directors approving this transaction.
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(g) At such time as the foregoing performance obligations have been accomplished, they will set a mutually acceptable date for closing.

4. CLOSING.

(a) Closing pursuant to this agreement shall occur on a mutually acceptable date, as above provided.

(b) At or before closing, Diatect shall deliver to ITM:

 (i) Six million (6,000,000) shares of restricted Diatect common stock issued in the names of the respective ITM shareholders, as required by this agreement;
 (ii) Copies of Articles of Incorporation and Bylaws of Diatect;

(c) At or before closing, ITM shall deliver to Diatect:

 (i) The corporate bond issued to Diatect by Quantum Trust having a face value of $5,000,000, as above provided;
 (ii) Copies of the Articles of Incorporation and Bylaws of ITM.

5. POST-CLOSING

(a) As soon as practicable following closing, Diatect's Board of Directors will convene and appoint four new directors to the Diatect Board of Directors to fill four existing vacancies, namely, Lamar N. Jensen, Douglas Goff, Jeff Bates, and Sherman Jensen.

(b) ITM will proceed immediately to finalize its acquisition of certain assets including, but not limited to, the exclusive, long-term lease on the Dry Creek [and Salt Creek] Gypsum Mines property near Cedar City, Utah; title to the Dry Creek [and Salt Creek] Gypsum Mines; and the total, exclusive right, title and interest in and to the proprietary knowledge, plans, specifications, agreements, and all other aspects of the entrepreneurial opportunity in any way relating to the development, construction, operation and ownership of a wallboard plant proposed to be constructed near Cedar City, Utah, to utilize, inter alia, gypsum produced by the Dry Creek [and Salt Creek] Gypsum Mines.

(c) Diatect shall be advised of and have the right to know all facts relating to the acquisition of said assets, both before and after said acquisition.

6. ACQUISITIONS OF ASSETS BY ITM. It is the express intent of the parties that Diatect will acquire ITM upon ITM's acquisition of title to the assets described above and any other assets the parties mutually agree should be acquired. Said acquisition of ITM by Diatect shall be subject to the following conditions:

(a) Approval by the boards of directors and the stockholders of both parties;

(b) All acquisitions of assets by ITM shall be subject to the written approval of the Board of Directors of Diatect;

(c) All assets acquired by ITM shall be independently audited by Value NetX of Salt Lake City, Utah, so as to qualify for filing 10 KSB reports for publicly reporting corporations:

(d) At such time as the parties mutually desire to proceed with the acquisition of ITM by Diatect, the assets of both corporations shall be evaluated by Value NetX in accordance with NACVA (National Association of Certified Valuation Analysts) at least thirty (30) days prior to closing said

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acquisition. Said evaluation of both parties shall form the final ratio for stock issuance of Diatect stock to the shareholders of ITM for Diatect's acquisition of ITM, as set forth in the following subsection.

(e) Upon the completion of the valuation of the assets of 1TM and Diatect as provided for hereinafter, Diatect will issue to said ITM shareholders such further restricted, common shares of Diatect, if any, so that the total of said stock (including the above referenced six million shares) issued to said ITM shareholders bears the same ratio to the total shares of Diatect issued and outstanding immediately prior to closing, that the value of the ITM assets acquired pursuant to this Agreement bears to the value of the assets of Diatect per said evaluation, the evaluation of which assets shall be done by Value NetX of Salt Lake City using NACVA standards.

7. WARRANTIES AND REPRESENTATIONS OF DIATECT. As a material inducement to ITM to execute and perform its obligations under this agreement, Diatect represents and warrants to ITM as follows:

(a) Diatect is a corporation duly organized, validly existing, and in good standing under the laws of the State of California with corporate power and authority to own property and carry on its business as it is now being conducted. Diatect is qualified to transact business as a foreign corporation and is in good standing in all jurisdictions in which its principal properties are located and business is transacted, or is not required to be qualified as a foreign corporation to transact business in any other jurisdiction.

(b) Diatect warrants and represents that it is a publicly traded corporation in full compliance with SEC regulations for the filing of 10KSB and 10Q reports and that its trading symbol is DTCT.

(c) Diatect warrants and represents that it has authorized capital of fifty million (50,000,000) shares at no par value of which approximately twenty-seven million (27,000~000) shares are issued and outstanding or committed for issuance before December 1, 2000.

(d) Diatect's Board of Directors has, pursuant to a special telephonic meeting with all directors consenting, approved this agreement in principal and authorized and directed its officers to execute this agreement. Further, at the request of the Board of Directors, the President and the Secretary have contacted over fifty-one percent (51%) of the shareholders who have verbally committed to support ratification of this agreement.

(e) Diatect warrants that all necessary procedures under the requirements of federal and California securities laws and the related supervisory commissions shall be followed to ensure that this agreement is properly processed to comply with all federal and state registration requirements. This acquisition shall proceed as a private placement pursuant to Reg. D. The ITM shareholders shall execute subscription agreements and the transactions shall be filed pursuant to Form D with the SEC.

8. WARRANTIES AND REPRESENTATIONS OF ITM. As a material inducement to Diatect to execute and perform its obligations under this agreement, 1TM represents and warrants to Diatect as follows:

(a) ITM is a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah, with power and authority to own, lease, and operate property and carry on its business as it is now being conducted. ITM is qualified to transact business as a corporation and will be in good standing as of the time of closing in all jurisdictions in which its

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principal properties are located and business is transacted or is not required to be qualified as a foreign corporation to transact business in any other jurisdiction.

(b) ITM shall furnish Diatect with ITM's balance sheet as of the date of closing of said acquisition of ITM by Diatect and the related audited statement of income for the one (1) month ending prior to closing. The financial statements referred to in this subparagraph (b):

(i) Shall be in accordance with the books and records of ITM;
(ii) Fairly represent the financial condition of ITM as of the described dates and the results of its operations as of and for the periods specified, all prepared in accordance with generally accepted accounting principles, applied on a basis consistent with prior accounting periods; and
(iii) Contain and reflect, in accordance with generally accepted accounting principles consistently applied, (A) reserves for all liabilities and costs in excess of expected receipts and (B) all discounts and refunds in respect of service and products already rendered or sold that are reasonably anticipated and based on events or circumstances in existence or likely to occur in the future with respect to any of ITM's contracts or commitments. Specifically, but not by way of limitation, the balance sheet discloses in accordance with generally accepted accounting principles all of the debts, liabilities and obligations of any nature, whether absolute, accrued, or contingent, or ITM at the balance sheet date, including appropriate reserves for all taxes due at such date but not yet payable.

(c) ITM has not been delinquent in the payment of any tax, assessment, or governmental charge. ITM has never had any tax deficiency proposed or assessed against it. Neither the federal income tax returns nor state franchise tax returns of ITM have ever been audited by governmental authorities.

(d) ITM shall deliver to Diatect a correct and complete list of the names of all its shareholders and the allocation of said shares of Diatect to said shareholders, so that said shares can be delivered at closing to said shareholders of ITM.

(e) From the date of this Agreement to the closing of the ITM acquisition, there shall not be any material adverse change in the financial condition, business, and assets or other properties of ITM that alters or impairs its ability to conduct its business, including labor difficulties, market conditions, or any other event of any character. Any operating loss incurred by ITM since the balance sheet date that does not exceed five thousand dollars ($5,000) will not be deemed to be a material adverse change.

(f) To its knowledge, no actions, suits, or other legal proceedings are or shall be pending or threatened against ITM, its subsidiaries, or its shareholders before any federal, state or municipal court, department, board, bureau, or agency at the time of the closing of the acquisition of ITM.

9. CLOSING OF ACQUISITION OF ITM BY DIATECT.

(a) Closing pursuant to this agreement shall occur on a mutually acceptable date.

(b) At closing, Diatect shall deliver to ITM:

 (i) The requisite number of shares of restricted Diatect common stock issued in the names of the ITM shareholders, as required by this agreement;

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 (ii) Certificate of resolution of board of directors and stockholders approving and ratifying this agreement;

(c) At closing, ITM shall deliver to Diatect:

(i) All issued and outstanding stock of ITM, which stock shall be endorsed over in the name of Diatect;
(ii) Certificate of resolution of directors and stockholders of ITM approving and ratifying this agreement;
(iii) Copies of all corporate books and records of ITM, including, but not limited to, the minute book, stock books, Articles of Incorporation, and Bylaws;
(iv) Balance sheet and related audited financial statement as required by
Section 8(b) above.

10. PENDING CLOSING OF ACQUISITION OF ITM BY DIATECT.

(a) Pending closing of this agreement, each of the parties will carry on its business in substantially the same manner as prior to the date of this agreement and will use its best efforts to maintain its business organization intact, to retain its present employees, stockholders or officers and to maintain its good will in relationships with suppliers and others transacting business with the entity.

(b) Except with the prior consent in writing of Diatect pending closing of this agreement, ITM will not:

 (i) Declare or pay any dividend or make any other distribution on its shares;
 (ii) Create or issue any indebtedness for borrowed money;
 (iii) Enter into any transaction other than those involved in carrying on its ordinary course of business.

11. NOTICES. Except as otherwise provided for herein, all notices required by this agreement shall be given by certified mail (or equivalent), to the respective parties at the following addresses indicated below or to any change of address given by one party to the other pursuant to written notice.

DIATECT: Diatect International Corporation
1134 North Orchard, Suite 206
Boise, Idaho 83706

ITM: 5505 South 9th East, Suite 220,
Salt Lake City, Utah 84117

12. DISPUTE RESOLUTION. Any disputes arising under this agreement shall be resolved exclusively under and pursuant to the rules of the American Arbitration Association. Venue is exclusively vested in Boise, Idaho. The laws of California shall apply. The prevailing party shall be entitled to recover its attorney fees and costs incurred in resolving any dispute.

13. GENERAL PROVISIONS.

(a) Except as permitted by paragraph 1 above, this Agreement constitutes the total and complete agreement between the parties, superseding all other prior agreements.

(b) No party to this agreement shall be entitled to assign its interest in this agreement, unless approved in writing by the other party.


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(c) Each of the parties agrees to execute any other documents reasonably required to fully perform the intent of this agreement.

(d) This agreement shall inure to and be binding upon the parties hereto, their agents, employees, successors, and assigns.

(e) The failure of one party to insist upon strict performance or observance of this agreement shall not be a waiver of any future breach or of any terms or conditions of this agreement.

(f) In the event any provision or article of this agreement conflicts with the applicable law, such conflicts shall not affect the provisions of this agreement which can be given effect without the conflicting provision.

WHEREFORE, this Acquisition Agreement is hereby executed and made effective the day and year first above written.

DIATECT: DIATECT INTERNATIONAL CORPORATION
By /S/GEORGE H. HENDERSON, its President

ATTEST: /S/ JOHN L RUNFT, Secretary

ITM: INTERNATIONAL TECHNOLOGIES AND MINERALS, INC.
By /S/ LAMAR JENSEN, its President

ATTEST: /S/ ROBERT C. CROUCH, Secretary



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                    FIRST ADDENDUM TO ACQUISITION AGREEMENT

This First Addendum to Acquisition Agreement ("Addendum") is hereby entered into and made effective this 19th day of February, 2001, by Diatect International Corporation, a California corporation ("Diatect") and International Technology & Minerals, Inc., a Utah corporation ("ITM") and hereby amends that certain Acquisition Agreement entered into by and between Diatect and ITM on December 15, 2000, as follows:

1. The parties hereto acknowledge that the mutual consideration for this Addendum constitutes adequate consideration.

2. With regard to the provision in Section 3 (A) of the Acquisition Agreement which provides that ITM will pay the sum of Twenty Five Thousand Dollars ($25,000) to Diatect upon execution of the Acquisition Agreement, the parties hereto acknowledge that of said sum, the sum of Twenty Thousand Dollars ($20,000) has been paid and the parties hereby agree that any requirement for payment of the balance of Five Thousand Dollars ($5,000) of said required sum is hereby waived. The parties further agree that said Twenty Thousand Dollars ($20,000) so paid to Diatect by ITM shall be and is herewith agreed to be a loan and that such loan shall be repaid by Diatect to ITM as follows:

(a) If closing of the purchase of Diatect stock for the asset backed bond occurs on or before April 1, 2001, then, in that event, said Twenty Thousand Dollars ($20,000) shall be repaid, without interest, from the proceeds of the contemplated loan against said asset backed bond; or,

(b) If the purchase of Diatect stock by said asset backed bond does not occur on or before April 1, 2001, then said Twenty Thousand Dollars ($20,000) loan shall be reduced to a one year promissory note by Diatect to ITM in the sum of Twenty Thousand Dollars ($20,000) and shall bear interest from that date at the rate of ten percent (10%) per annum and any other funds loaned or advanced to Diatect by ITM or ITM's associates, including, but not limited to, Pacific Nakon International, Inc., a Washington corporation, and/or Lamarr N. Jensen, a resident of Kirkland, Washington, shall as of April 1, 2001 be reduced to one year promissory notes for the repayment of said loans or advances and shall bear interest from that date at the rate of ten percent (10%) per annum.

3. This Addendum incorporates herewith in full the entire provisions of said Acquisition Agreement and amends said Acquisition Agreement only as specifically provided hereinabove, subject to the provision that, in the event a conflict arises between this Addendum and the Acquisition Agreement, the provisions of this Addendum shall prevail.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum the day and year first above written.

DIATECT: Diatect International Corporation
By /S/ George H. Henderson, President

ATTEST: /S/ John L. Runft, Secretary

ITM:  International Technology & Minerals, Inc.
By /S/ Lamarr N. Jensen, President

ATTEST: /S/ Robert C. Crouch, Secretary